Exhibit 99.1

Ark Restaurants' Statement Regarding Today's Trading in Its Stock

NEW YORK--(BUSINESS WIRE)--Ark Restaurants Corp. (NASDAQ:ARKR) would like to issue the following statement regarding today’s fluctuations in the price of the Company’s stock:

“We believe today’s price fluctuations in our stock occurred while our market makers were not actively trading our stock due to the scheduled ex-dividend date,” said Michael Weinstein, Ark’s Chairman and CEO. “When small orders were placed during this period it resulted in trades at prices significantly below yesterday’s closing price.”

Mr. Weinstein continued: “Since we have not made, and are not planning on making, any near-term announcement related to activities at our Company, we can only assume that these fluctuations were due to market forces rather than any fundamental measure of the value of our Company.”

Ark Restaurants owns and operates 21 restaurants and bars, 30 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com